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                       CONSENT OF INDEPENDENT ACCOUNTS

   We consent to the incorporation by reference in the registration statements of Xyvision, Inc. on Form S-8 (File Nos. 33-10405, 33-29845, 33-15473, 33-29486, 33-36243, 33-41846, 33-54014 and 33-54018) of our report dated June 28, 1996, which report disclaims an opinion on consolidated financial statements of Xyvision , Inc. as of March 31, 1996 and 1995 and for the years ended March 31, 1996 , 1995, and 1994, due to uncertainties related to the Company's ability to continue as a going concern, which report is included in this Annual Report on Form 10-K..
/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
June 28, 1996

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